Exhibit 10.1
Execution Copy
UNDERTAKING AGREEMENT
(Li-Related Holders)
This Undertaking Agreement (“Agreement”) is made and entered into as of May 19, 2008, by and among: Heckmann corporation, a Delaware corporation (“Parent”), China water and drinks, inc., a Nevada corporation (the “Company”) and the Persons and Entities listed on Schedule A hereto (each a “Selling Stockholder,” and collectively, the “Selling Stockholders”).
Recitals
A. The Selling Stockholders are holders of outstanding shares of common stock, par value $0.001 per share (“Company Common Stock”) of the Company, and are the respective record holders and have sole voting power over such number of shares of Company Common Stock as set forth opposite their names on Schedule A (the “Shares”).
B. Concurrently with the execution of this Agreement, Parent, Heckman Acquisition II Corp., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”) and the Company are entering into an agreement and plan of merger and reorganization (the “Merger Agreement”), pursuant to which the Company will be merged with and into Merger Sub (the “Merger”). Upon consummation of the Merger, the Company will cease to exist and Merger Sub will remain as a wholly owned Subsidiary of Parent.
C. Pursuant to the Merger Agreement, each share of Company Common Stock will be converted, upon the Merger, into the right to receive (i) shares of common stock, par value $0.01 per share, of Parent (“Parent Common Stock”) at the Exchange Ratio, and/or (ii) at the election of the holders thereof, an amount in cash equal to US$5.00 per share of Company Common Stock.
D. Concurrently with the execution of this Agreement, Parent, the Company and certain holders of the Company’s 5% secured convertible notes due January 29, 2011 (the “Notes”), which Notes are convertible into shares of Company Common Stock, are entering into a conversion agreement (the “Conversion Agreement”), pursuant to which such holders, subject to the conditions therein, will (i) convert their Notes into Company Common Stock, (ii) elect to receive in the Merger only Parent Common Stock at the Exchange Ratio, (iii) waive or suspend certain defaults, potential defaults and obligations of the Company under the Note Purchase Documents (as defined in the Conversion Agreement) on the terms set forth in the Conversion Agreement, and (iv) as of the Effective Time, release various liens and other rights under and terminate the Note Purchase Documents, and in consideration for such waivers, releases, suspensions, and relinquishment of rights as holders of Notes, Parent will pay to such holders the Contingent Payment (as defined in the Conversion Agreement).
E. Concurrently with the execution of this Agreement, Parent, the Company and certain specified holders of Company Common Stock (the “Releasors”) are entering into a release agreement (the “Release Agreement”), pursuant to which each such holder, subject to the conditions therein, will (i) elect to receive in the Merger only Parent Common Stock for each share of Company Common Stock held by such holder as of the Effective Time, (ii) waive or suspend certain defaults and potential defaults of the Company under the PIPE Transaction Documents (as defined in the Release Agreement) on the terms set forth in the Release Agreement, (iii) as of the Effective Time, terminate the PIPE Transaction Documents, and release in full any and all rights of such holders in any shares of Company Common Stock owned or controlled by Xu Hong Bin that are subject to the Make Good Escrow Agreement (as defined in the Release Agreement), and in consideration for such waivers, releases and suspensions, Parent will pay to such holders the Contingent Payment (as defined in the Release Agreement).

F. The Selling Stockholders desire to make certain undertakings in respect of such transactions.
G. Certain capitalized terms used in this Agreement are defined in Exhibit A and other capitalized terms used in this Agreement are defined in the Sections of this Agreement where they first appear.
Agreement
The parties to this Agreement, intending to be legally bound, agree as follows:
SECTION 1: Election Pursuant to Merger Agreement.
1.1 Cash Election. Subject to the conditions of this Section 1, each Selling Stockholder, severally and not jointly, hereby elects (the “Cash Election”) to, in the event the Merger occurs, receive in the Merger cash at US$5.00 per share for the Shares held as of the Effective Time by such Selling Stockholder. Each Selling Stockholder agrees that, subject to consummation of the Merger, the Cash Election is unconditional and irrevocable. Each Selling Stockholder acknowledges that his, her or its Cash Election pursuant to this Section 1.1 was made on a completely voluntary basis. Each Selling Stockholder will execute such further instruments and provide such further information relevant to the Cash Election, including tax declarations, as Parent shall reasonably request in connection with the foregoing.
1.2 Effectiveness; Agreement Not to Revoke. Each Selling Stockholder acknowledges and agrees that the Cash Election is effective upon the execution and delivery of this Agreement by such Selling Stockholder, and the Selling Stockholder will not revoke, seek to revoke, or take any action, directly or indirectly, for the purpose of, or having the effect of, revoking or seeking to revoke, the Cash Election. Each Selling Stockholders also covenants and agrees to re-execute and re-deliver the Cash Election as and when reasonably requested by Parent in order that such Cash Election remains continuously in effect at all times from the date hereof through the first to occur of (a) the Effective Time, or (b) the termination of the Merger (the “Termination”).
SECTION 2: Representations and Warranties of The Selling Stockholders.
Each Selling Stockholder represents and warrants, severally and not jointly, to Parent as of the date hereof and as of the Effective Time as follows:
2.1 Organization and Good Standing. Such Selling Stockholder, if an Entity, is duly organized, validly existing, and in good standing (where such concept is applicable) under the laws of its jurisdiction of incorporation or organization, and is duly qualified to do business as a foreign Entity and is in good standing (where such concept is applicable) under the laws of each other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.

2.2 Authority; No Conflict.
2.2(a) Such Selling Stockholder has all necessary individual or other Entity power and authority, as applicable, to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby (collectively, the “Contemplated Transactions”). The execution and delivery of this Agreement by such Selling Stockholder and the consummation by such Selling Stockholder of the Contemplated Transactions have been duly and validly authorized by all necessary individual or other Entity action, as applicable, and no other individual or other Entity proceedings on the part of such Selling Stockholder are necessary to authorize this Agreement or to consummate the Contemplated Transactions. This Agreement has been duly and validly executed and delivered by such Selling Stockholder and constitutes the legal, valid and binding obligation of such Selling Stockholder, enforceable against such Selling Stockholder in accordance with its terms subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally, and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.
2.2(b) Neither the execution and delivery of this Agreement nor the consummation of any of the Contemplated Transactions do or will, directly or indirectly (with or without notice or lapse of time or both), (i) contravene, conflict with, or result in a violation of any provision of the Organizational Documents, if any, of such Selling Stockholder, (ii) contravene, conflict with, or result in a violation of, any Legal Requirements or any order to which such Selling Stockholder, or any of the assets owned or used by such Selling Stockholder, are subject, or (iii) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Contract to which such Selling Stockholder is a party, except, in the case of clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not prevent or delay consummation of the Contemplated Transactions in any material respect or would otherwise not prevent such Selling Stockholder from performing its obligations under this Agreement in any material respect.
2.2(c) The execution and delivery of this Agreement by such Selling Stockholder does not, and the performance of this Agreement and the consummation of the Contemplated Transactions by such Selling Stockholder will not, require any Consent of, or filing with or notification to, any Governmental Body in the United States, except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act and state securities laws, and (ii) such other Consents, filings or notifications where failure to obtain such Consents, or to make such filings or notifications, would not prevent or delay the consummation of the Contemplated Transactions, or would otherwise not prevent such Selling Stockholder from performing its obligations under this Agreement.
2.3 Ownership; Voting. Such Selling Stockholder owns, beneficially or of record, the number of issued and outstanding shares of Company Common Stock as set forth opposite such Selling Stockholder’s name on Schedule A hereto, free and clear of any and all Liens or other restrictions on transfer, other than those arising under the Exchange Act, the Securities Act or other securities laws. Upon consummation of the Merger, Parent will own the Shares of such Selling Stockholder free and clear of any and all Liens.
2.4 Review of Merger, Conversion and Release Agreements. Such Selling Stockholder has received execution copies of the Merger Agreement, Conversion Agreement and Release Agreement and has had an opportunity to review them with assistance of counsel and other advisors of its own choosing. Such Selling Stockholder acknowledges and agrees that the terms of such agreements and this Agreement are fair and reasonable.
2.5 Review of SEC Filings. Such Selling Stockholder has had access to the Parent SEC Reports and the Company SEC Reports and has had an opportunity to review the Parent SEC Reports and the Company SEC Reports with assistance of counsel and other advisors of its own choosing. Such Selling Stockholder and its advisors, if any, have been afforded the opportunity to ask questions of and receive answers from the Company and Parent regarding the Company, the Company SEC Reports, Parent, the Parent SEC Reports and the Contemplated Transactions.

2.6 No Continuing Interest in the Company. Such Selling Stockholder understands and acknowledges that:
2.6(a) upon consummation of the Contemplated Transactions, such Selling Stockholders will have no continuing interest in the Company or in Parent; and
2.6(b) after consummation of the Contemplated Transactions, the value of the Company and Parent and/or their respective businesses and capital stock may appreciate, and may appreciate significantly, and such Selling Stockholder will not benefit from such appreciation.
2.7 Accredited Investor. Such Selling Stockholder is an “accredited investor” as defined by Rule 501(a) promulgated under the Securities Act.
SECTION 3: Representations and Warranties of Parent.
Parent represents and warrants to the Selling Stockholders as of the date hereof and as of the Effective Time as follows:
3.1 Organization and Good Standing. Parent is a corporation duly incorporated, validly existing, and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business as now being conducted, to own or use its properties and assets that it purports to own or use, and to perform all of its obligations under Contracts to which Parent is party or by which Parent or any of its assets are bound. Parent is duly qualified to do business as a foreign corporation and is in good standing (where such concept is applicable) under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to be so qualified could not reasonably be expected to, individually or in the aggregate, result in a material adverse effect on Parent.
3.2 Authority; No Conflict. Except for the requirement that Parent obtain the Required Parent Stockholder Vote:
3.2(a) Parent has all necessary corporate power and authority to execute and deliver this Agreement and the Merger Agreement, and to perform its obligations hereunder and to consummate the Contemplated Transactions and the Merger. The execution and delivery of this Agreement by Parent and the consummation by Parent of the Contemplated Transactions and the Merger have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Parent are necessary to authorize this Agreement or to consummate the Contemplated Transactions and the Merger (other than with respect to the Merger, the filing of the Certificate of Incorporation Amendment and, as required by the DGCL and NRS, the Certificates of Merger. This Agreement has been duly and validly executed and delivered by Parent and, assuming the due execution and delivery of this Agreement by the Selling Stockholders, constitutes the legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally, and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.
3.2(b) Neither the execution and delivery of this Agreement nor the consummation of any of the Contemplated Transactions or the Merger do or will, directly or indirectly (with or without notice or lapse of time or both) (i) contravene, conflict with, or result in a violation of any provision of the Organizational Documents of Parent, or ii) contravene, conflict with, or result in a violation of any Legal Requirement to which Parent, or any of the assets owned or used by Parent, may be subject; except, in the case of clause (ii), for any such conflicts, violations, breaches, defaults or other occurrences that would not prevent or delay consummation of the Contemplated Transactions or the Merger in any material respect, or otherwise prevent Parent from performing its obligations under this Agreement in any material respect.

3.2(c) The execution and delivery of this Agreement by Parent does not, and the performance of this Agreement and the consummation of the Contemplated Transactions and the Merger by Parent will not, require any Consent of, or filing with or notification to, any Governmental Body, except (i) for (A) applicable requirements, if any, of the Exchange Act, the Securities Act, any national securities exchange on which the Parent Common Stock is then listed, and state securities laws, (B) the filing of the Certificates of Merger as required by the DGCL and NRS, (C) the filing of the Certificate of Incorporation Amendment with the Secretary of State of the State of Delaware, and (D) filings made in connection with applicable Antitrust Laws and investment laws, and (ii) such other Consents, filings or notifications where failure to obtain such Consents, or to make such filings or notifications, would not prevent or delay the consummation of the Contemplated Transactions or the Merger in any material respect, or otherwise prevent Parent from performing its obligations under this Agreement in any material respect.
3.3 Availability of Funds. Parent has cash on hand in an amount sufficient to consummate the Contemplated Transactions.
SECTION 4: Additional Agreements.
4.1 No Solicitation. Each Selling Stockholder, severally but not jointly, covenants and agrees as of the date hereof and as of the Effective Time as follows:
4.1(a) No Solicitation or Negotiation. From the date of this Agreement until the earlier to occur of the Termination and the Effective Time, such Selling Stockholder will not, and will cause its respective Representatives not to, directly or indirectly:
(i) solicit, initiate, or knowingly or intentionally encourage or facilitate, any inquiries, offers or proposals that constitute, or could reasonably be expected to lead to, any Acquisition Proposal;
(ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, furnish to any Person any non-public information with respect to, assist or participate in any effort or attempt by any Person with respect to, or otherwise knowingly or intentionally cooperate in any way with, any Acquisition Proposal (provided, however, that providing notice of the restrictions set forth in this Section 4.1 to a third party in response to any such inquiry, request or Acquisition Proposal shall not, in and of itself, be deemed a breach of this Section); or
(iii) otherwise sell, offer to sell, Contract to sell (including, without limitation, any short sale), grant any option to purchase, pledge or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) the Shares or any other securities of the Company held by such Selling Stockholder.

It is agreed that any violation of the restrictions set forth in this Section 4.1(a) by any Representative of such Selling Stockholder, whether or not such Person is purporting to act on behalf of such Selling Stockholder or otherwise, shall be deemed to be a breach of this Section 4.1(a) by such Selling Stockholder. For purposes of this Agreement, the term “Acquisition Proposal” shall mean  any proposal or offer, whether in one transaction or a series of related transactions, for (i) a merger, consolidation, dissolution, tender offer, exchange offer, recapitalization, share exchange, business combination, stock purchase or other similar transaction involving or affecting any of the Shares, or (ii) any transaction which is similar in form, substance or purpose to any of the foregoing transactions; in each case other than the Contemplated Transactions and the Merger.
4.1(b) No Alternative Acquisition Agreement. From the date of this Agreement until the earlier to occur of the Termination and the Effective Time, such Selling Stockholder will not enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement constituting or relating to any Acquisition Proposal or transactions described in Section 4.1(a)(iii).
4.1(c) Cessation of Ongoing Discussions. From the date of this Agreement until the earlier to occur of the Termination and the Effective Time, such Selling Stockholder will, and will cause its Representatives to, cease immediately all discussions and negotiations regarding any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal or transactions described in Section 4.1(a)(iii).
4.2 Enforcement. The Company shall, if requested by Parent, take appropriate measures to enforce the provisions of this Section 4.1 by placing a stop-transfer order against transfer of the Shares.
4.3 Legal Conditions to the Contemplated Transactions.Subject to the terms hereof, Parent, the Company and each Selling Stockholder, severally but not jointly, shall each use all commercially reasonable efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the Contemplated Transactions and the Merger as promptly as reasonably practicable, (ii) as promptly as practicable, obtain from any Governmental Body or any other third party any Consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained or made by it in connection with the authorization, execution and delivery of this Agreement and the consummation of the Contemplated Transactions and the Merger, (iii) as promptly as practicable, make all filings and any other submissions it is required to make, with respect to this Agreement and the Contemplated Transactions and the Merger under (A) the Securities Act, the Exchange Act and any other applicable federal or state securities laws, and (B) any other Legal Requirements, and (iv) execute or deliver any additional instruments reasonably necessary to consummate the Contemplated Transactions, and to fully carry out the purposes of this Agreement. Parent, the Company and the Selling Stockholders shall use commercially reasonable efforts to cooperate with each other in connection with the making of all such filings other than any filing required to be made by any Selling Stockholder with the SEC or any regulatory body (subject to Legal Requirements regarding the sharing of information), including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, accepting all reasonable additions, deletions or changes suggested in connection therewith. Notwithstanding the foregoing, this Section 4.3 shall not be deemed to impose greater or different obligations on the Company or Parent with respect to the Merger as provided in the Merger Agreement.
4.4 Public Disclosure. No Selling Stockholder shall issue any press release or otherwise make any public statement or other disclosure with respect to the Contemplated Transactions, unless Parent shall have approved such disclosure or such disclosure is required by any Legal Requirement.
4.5 Notification of Certain Matters. Each party shall give prompt notice to the other parties of the occurrence, or failure to occur, of any event, which occurrence or failure to occur causes, or would be reasonably likely to cause (a) any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any respect, or (b) any covenant, condition or agreement not to be complied with or satisfied by such party under this Agreement. Notwithstanding the above, the delivery of any notice pursuant to this Section will not limit or otherwise affect the remedies available hereunder to any other party or the conditions to any other party’s obligation to consummate the Contemplated Transactions.

4.6 General Release. Effective upon the Effective Time and as a condition to Parent entering into this Agreement and the Merger Agreement:
4.6(a) Each Selling Stockholder, for itself, himself, or herself, and its, his, or her heirs, devisees, legal representatives, successors, and assigns (each, a “Releasing Party”, and, collectively, the “Releasing Parties”), does hereby acknowledge complete satisfaction of and does hereby fully, finally, and forever release and discharge each of the Company, Parent, and Merger Sub, and each of the respective directors, officers, employees, stockholders, representatives, predecessors, successors, Affiliates, parents, Subsidiaries (direct and indirect), beneficiaries, heirs, executors, or assigns of any of them (collectively, the “Released Parties”) of and from any and all commitments, actions, debts, claims, counterclaims, suits, causes of action, damages, demands, liabilities, obligations, costs, expenses, and compensation of every kind or nature whatsoever, past, present, or future, at law or in equity, whether known or unknown, contingent or otherwise, which such Releasing Parties, or any of them, had, has, or may have had at any time in the past and through and as of the Effective Time, against the Released Parties, or any of them, including, but not limited to, any claims which relate to or arise out of such Releasing Party’s relationship with the Company or any of its predecessors or Affiliates, or such Releasing Party’s rights or status as a stockholder of the Company or any of its predecessors or Affiliates, and further including, without limitation, any claims of fraud or fraudulent inducement in connection with the negotiation, execution, delivery, and performance of this Agreement and the other documents and agreements to which such Releasing Party is a party in connection with the Contemplated Transactions (collectively, the “Causes of Action”); provided, however, that nothing in this Section shall release, acquit, or discharge any Causes of Action that a Releasing Party may have arising under this Agreement or the other documents and agreements executed and delivered pursuant to this Agreement.
4.6(b) Each Releasing Party acknowledges that (i) the trading price of the Company Common Stock on the date hereof and as of the Effective Time may be higher than the Purchase Price being paid for the Shares hereunder, and (ii) each of Parent and the Company and their respective Affiliates, Subsidiaries, and successors may from time to time enter into agreements for additional types of financing, including, without limitation, recapitalizations, mergers, and public offerings of stock of Parent and/or the Company and/or their respective Affiliates, Subsidiaries, and successors, and also may pursue acquisitions or enter into agreements for the sale of Parent and/or the Company and/or their respective Affiliates, Subsidiaries, and successors or for all or a portion of the assets of Parent and/or the Company and/or their respective Affiliates, Subsidiaries, and successors, in each case which may result in or reflect an increase or decrease in the value of the Shares being sold to Parent hereunder, and that any and all Causes of Action, without limitation arising from or relating to such differences in value or such other transactions or such increases or decreases in value are encompassed within the scope of the release set forth herein.
4.6(c) Each Releasing Party represents, warrants, covenants, and agrees that such Releasing Party (i) has not and will not assign any Causes of Action or possible Causes of Action against any Released Party, (ii) fully intends to release all Causes of Action against the Released Parties, including, without limitation, unknown and contingent Causes of Action (other than those specifically reserved above), and (iii) has consulted with counsel with respect to the matters covered hereby and has been fully apprised of the consequences hereof.

4.6(d) Each Releasing Party covenants and agrees not to institute any litigation, lawsuit, claim, or action against any of the Released Parties with respect to any released Causes of Action.
4.6(e) Subject to consummation of the Merger, each Releasing Party hereby fully, finally, and forever releases, waives and discharges any dissenter’s rights that such Releasing Party is or may be entitled to in accordance with Nevada Revised Statutes Section 92A.420.
SECTION 5: Miscellaneous Provisions.
5.1 Survival. The representations, warranties, covenants, and agreements of the parties made herein, and with respect to any Selling Stockholder, made in all agreements, documents, and instruments executed and delivered by such Selling Stockholder in connection herewith (i) are material, shall be deemed to have been relied upon by each other party, and shall survive the Effective Time regardless of any investigation on the part of any other party or its Representatives, with each party reserving its rights hereunder, and (ii) shall bind the applicable party’s successors and assigns (including, without limitation, any successor by way of acquisition, merger, or otherwise), whether so expressed or not, and shall inure to the benefit of each other party and its respective successors and assigns.
5.2 Fees, Expenses and Taxes. All fees, expenses and Taxes incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the party incurring such fees, expenses, or Taxes, whether or not the Contemplated Transactions are consummated.
5.3 Amendment. This Agreement may not be amended, except by an instrument in writing signed by or on behalf of Parent, the Company and a majority in interest of the Selling Stockholders.
5.4 Waiver.
5.4(a) Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by Legal Requirements, (i) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (ii) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.
5.4(b) At any time prior to the Effective Time, Parent (with respect to any Selling Stockholder and the Company), the Company (with respect to any Selling Stockholder and Parent) and the Selling Stockholders (with respect to Parent and the Company) may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of such party to this Agreement, (ii) waive any inaccuracies in the representation and warranties contained in this Agreement or any document delivered pursuant to this Agreement and (iii) waive compliance with any covenants, obligations or conditions contained in this Agreement. Any agreement on the part of a party to this Agreement to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, which in the case of the Selling Stockholders, shall mean a majority in interest.

5.5 Entire Agreement. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein constitute the entire agreement among the parties to this Agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof.
5.6 Execution of Agreement; Counterparts; Electronic Signatures.
5.6(a) This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument, and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties; it being understood that all parties need not sign the same counterpart.
5.6(b) The exchange of copies of this Agreement and of signature pages by facsimile transmission (whether directly from one facsimile device to another by means of a dial-up connection or whether mediated by the worldwide web), by electronic mail in “portable document format” (“.pdf” format), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by a combination of such means, shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of an original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.
5.6(c) Notwithstanding the Electronic Signatures in Global and National Commerce Act (15 U.S.C. Sec. 7001 et seq.), the Uniform Electronic Transactions Act, or any other Legal Requirement relating to or enabling the creation, execution, delivery, or recordation of any Contract or signature by electronic means, and notwithstanding any course of conduct engaged in by the parties, no party shall be deemed to have executed this Agreement or any other document contemplated by this Agreement (including any amendment or other change thereto) unless and until such party shall have executed this Agreement or such document on paper by a handwritten original signature or any other symbol executed or adopted by a party with current intention to authenticate this Agreement or such other document contemplated.
5.7 Governing Law. Except to the extent that the corporate laws of the State of Nevada or the State of Delaware apply to a party, this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.
5.8 Consent to Jurisdiction; Venue. In any action or proceeding between or among the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, each of the parties: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of any state or federal court located in the Borough of Manhattan, the City of New York, New York (each, a “New York Court”), and (b) agrees that all claims in respect of such action or proceeding may be heard and determined exclusively in any New York Court. Each of the parties hereto agrees that a final judgment in any such action or proceeding may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each Selling Stockholder agrees that personal service may be effected by mail addressed to their residence as reflected in the records of the Company, provided, that nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by Legal Requirements.
5.9 WAIVER OF JURY TRIAL. EACH OF THE PARTIES IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BETWEEN THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

5.10 Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, and except as provided in Section 5.2, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.
5.11 Assignments and Successors. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any rights hereunder may be assigned by the any party without the prior written consent of the other parties. Any attempted assignment of this Agreement or of any such rights by any party without such consent shall be void and of no effect.
5.12 No Third Party Rights. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
5.13 Notices. All notices, Consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); or (b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment confirmed with a copy delivered as provided in clause (a), in each case to the following addresses or facsimile numbers and marked to the attention of the Person (by name or title) designated below (or to such other address, facsimile number, e-mail address or Person as a party may designate by notice to the other parties) between the hours of 9:00 a.m. and 5:00 p.m. in the recipient’s time zone:
Parent:
Heckmann Corporation
75080 Frank Sinatra Drive
Palm Desert, California 92211
Attention: Don Ezzell
Fax no.: (760) 341-3727
with a copy to:
DLA Piper US LLP
2415 East Camelback Road, Suite 700
Phoenix, Arizona 85016
Attention: Steven D. Pidgeon
Fax no.: 480.606.5524
the Company:
China Water and Drinks, Inc.
17, J Avenue Yijing Garden
Shenzhen City
SHZ 518000
China
Attention:
Fax no.: +86 755 8218 2376

with a copy to:
Thelen Reid Brown Raysman & Steiner LLP
875 Third Avenue
New York, New York 10022
Attention: Richard S. Green
Fax no.: 212.603.2001
and
Thelen Reid Brown Raysman & Steiner LLP
701 Eighth Street, NW
Washington, D.C. 20001
Attention: Joseph R. Tiano, Jr.
Fax no.: 202.654.1877
If to a Selling Stockholder, to its address and facsimile number set forth on Schedule A, with copies to such Selling Stockholder’s representatives as set forth on Schedule A.
5.14 Construction; Usage.
5.14(a) In this Agreement, unless a clear contrary intention appears:
(i) the singular number includes the plural number and vice versa;
(ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;
(iii) reference to any gender includes each other gender;
(iv) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;
(v) “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof unless the context requires otherwise;
(vi) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term;
(vii) “or” is used in the inclusive sense of “and/or”;
(viii) with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”;
(ix) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto; and
(x) any dollar thresholds set forth herein shall not be used as a benchmark for determination of what is or is not “material” under this Agreement.

5.14(b) This Agreement was negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation hereof.
5.14(c) The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.
5.15 Enforcement of Agreement.
5.15(a) Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a party hereunder shall be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy shall not preclude the exercise of any other. The parties acknowledge and agree that each other party hereunder would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by a party hereunder could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which a party hereunder may be entitled, at law or in equity, it shall be entitled to enforce any provision of this Agreement by a decree of specific performance and temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.
5.15(b) Each Selling Stockholder has read and understands (a) Parent’s Registration Statement on Form S-1, filed with the SEC on November 8, 2007, Parent’s final prospectus relating thereto, dated November 12, 2007, and any and all other Parent SEC Reports (including all exhibits thereto), (b) the Trust Agreement, and (c) Parent’s Amended and Restated Certificate of Incorporation (collectively, the “Parent Disclosures”). Each Selling Stockholder acknowledges and understands that (i) Parent is a special purpose acquisition corporation, (ii) Parent has established the Trust Fund for the benefit of its public stockholders and may disburse monies from the Trust Fund only as described in the Parent Disclosures, and (iii) in the event the Contemplated Transactions are not consummated for any reason by November 16, 2009, Parent will be obligated to return to its stockholders the amounts being held in the Trust Fund. In accordance with foregoing, each Selling Stockholder acknowledges and agrees that it does not have and will not have any right, title, interest or claim (collectively, “Claims”) of any kind or nature, in or to any monies held in the Trust Fund, hereby waives any and all Claims to any monies held in the Trust Fund that such Selling Stockholder may have or seek to have in the future (including, but not limited to, any Claims arising as a result of the termination of this Agreement, any breach of this Agreement by Parent, or otherwise) and will not seek recourse against the Trust Fund for any reason (a “Trust Waiver”), and each Selling Stockholder hereby waives any and all Claims against any of Parent’s vendors that have issued a Trust Waiver to Parent in connection with services provided to Parent. Notwithstanding the foregoing, this Section 5.15(b) shall not constitute a waiver of any other remedy of the Selling Stockholders under this Agreement.
5.16 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.
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In Witness Whereof, the parties have caused this Agreement to be executed as of the date first above written.

PARENT:

Heckmann Corporation

By:	/s/ Richard J. Heckmann

Name:	Richard J. Heckmann

Title:	Chief Executive Officer and Chief Financial Officer

COMPANY:

China Water and Drinks, Inc.

By:	/s/ Xu Hong Bin

Name:	Xu Hong Bin

Title:	President

SELLING STOCKHOLDER:

IPacific Asset Management

By:	/s/ Albert S. Li

Name:	Albert S. Li

Title:	Director

SELLING STOCKHOLDER:

IBroader Developments Limited

By:	/s/ Albert S. Li

Name:	Albert S. Li

Title:	Director

SELLING STOCKHOLDER:

Lap Woon Wong

/s/ Lap Woon Wong

SELLING STOCKHOLDER:

Sze Tang li

/s/ Sze Tang Li

SELLING STOCKHOLDER:

Canary Global Investments Inc.

By:	/s/ Adrian Li

Name:	Adrian Li

Title:	Sole Director

SELLING STOCKHOLDER:

Chen Fang

/s/ Chen Fang

Exhibit A
Certain Definitions
For purposes of the Agreement (including this Exhibit A):
Affiliate. “Affiliate” shall mean, with respect to a Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with such Person. The term “Affiliated” has the meaning correlative to the foregoing.
Antitrust Laws. “Antitrust Laws” shall mean any antitrust, unfair competition, merger or acquisition notification, or merger or acquisition control Legal Requirements under any applicable jurisdictions, whether federal, state, local or foreign.
Cash Conversion Election. “Cash Conversion Election” shall mean the exercise by holders of thirty percent (30%) or more of the shares of Parent Common Stock issued in Parent’s initial public offering of securities and outstanding immediately before the closing the Merger of their rights to convert their shares into a pro rata share of the Trust Fund in accordance with Parent’s Amended and Restated Certificate of Incorporation.
Certificate of Incorporation Amendment. “Certificate of Incorporation Amendment” shall mean an amendment to Parent’s Amended and Restated Certificate of Incorporation approved by the holders of a majority of the shares of Parent Common Stock issued in Parent’s initial public offering of securities and outstanding as of the record date of the Parent Stockholders’ Meeting, providing for perpetual existence of Parent.
Certificates of Merger. “Certificates of Merger” shall mean the certificate of merger satisfying the applicable requirements of the DGCL and the articles of merger satisfying the applicable requirements of the NRS required to be filed in connection with the Merger.
Company SEC Reports. “Company SEC Reports” shall mean each report, registration statement and definitive proxy statement filed by the Company with the SEC.
Consent. “Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).
Control. “Control”, “Controlled”, “Controlling” or “under common Control with” with respect to any Person, means having the ability to direct the management and affairs of such Person, whether through the ownership of voting securities, by contract or otherwise, and such ability shall be deemed to exist when a Person holds at least fifty (50)% of the outstanding voting securities of such Person.
DGCL. “DGCL” shall mean the Delaware General Corporation Law.
Effective Time. “Effective Time” shall mean the date and time the Merger becomes effective.
Entity. “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

Exchange Act. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
Exchange Ratio. “Exchange Ratio” shall mean .80 of a share of Parent Common Stock.
Governmental Authorization. “Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any contract with any Governmental Body.
Governmental Body. “Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, or other government; (c) governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal); or (d) any self-regulatory organization.
Legal Requirement. “Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, resolution, ordinance, decree, order, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of any national securities exchange on which Parent Common Stock is listed). Reference to any Legal Requirement means such Legal Requirement as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, and reference to any section or other provision of any Legal Requirement means that provision of such Legal Requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision.
Liens. “Lien” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, option, right of first refusal, equitable interest, title retention or title reversion agreement, preemptive right, community property interest or restriction of any nature, whether accrued, absolute, contingent or otherwise (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).
NRS. “NRS” shall mean the Nevada Revised Statutes.
Organizational Documents. “Organizational Documents” means the certificate or articles of incorporation, bylaws and other organizational documents.
Parent SEC Reports. “Parent SEC Reports” shall mean each report, registration statement and definitive proxy statement filed by Parent with the SEC.
Parent Stockholders’ Meeting. “Parent Stockholders’ Meeting” shall mean a meeting of the holders of Parent Common Stock to vote on (i) the adoption of the Merger Agreement by the stockholders of Parent, (ii) the issuance of Parent Common Stock in the Merger and (iii) the adoption of the Certificate of Incorporation Amendment.
Person. “Person” shall mean any individual, Entity or Governmental Body.
Representatives. “Representatives” shall mean any party’s respective directors, officers, employees, investment bankers, attorneys, accountants or other advisors or representatives.

Required Parent Stockholder Vote. “Required Parent Stockholder Vote” shall mean the affirmative vote to adopt the Merger Agreement, approve the issuance of Parent Common Stock in the Merger and adopt the Certificate of Incorporation Amendment by the holders of a majority of the shares of Parent Common Stock issued in Parent’s initial public offering of securities and outstanding as of the record date of the Parent Stockholder Meeting and constituting a quorum for the purpose of voting on such proposal and the absence of the Cash Conversion Election.
SEC. “SEC” shall mean the United States Securities and Exchange Commission.
Securities Act. “Securities Act” shall mean the Securities Act of 1933, as amended.
Subsidiary. An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns, beneficially or of record, an amount of voting securities of other interests in such Entity that is sufficient to enable such Person to elect at leased a majority of the members of such Entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity or financial interests of such Entity.
Tax. “Tax” shall mean any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.
Trust Agreement. “Trust Agreement” shall mean that certain Investment Trust Management Agreement, dated as of November 16, 2007, by and between Parent and American Stock Title & Transfer Co., as trustee of the trust fund established pursuant thereto.
Trust Fund. “Trust Fund” shall mean the trust fund established pursuant to the Trust Agreement.

SCHEDULE A
SCHEDULE OF SELLING STOCKHOLDERS

		Selling Stockholder’s
Name and Address of Selling Stockholder	Number of Shares	Representatives

IPacific Asset Management	2,576,000

IBroader Developments Limited	2,422,000

Lap Woon Wong	1,000,000

Sze Tang Li	1,000,000

Canary Global Investments Inc.	1,000,000

Chen Fang	908,000

	8,906,000